Exhibit 10.10

Description of Verigy’s Pay-for-Results Program

General

The following is summary of the key provisions of Verigy’s Pay-for-Results program as in effect during fiscal 2006.  There is no formal plan document related to this program.  The program is currently under review by Verigy’s Compensation Committee, and the program may be different for fiscal 2007 and in subsequent years than it was in fiscal 2006.

The pay-for-results program is designed to link the cash compensation for designated executives and other key contributors directly to business performance.  The program provides for the payment of cash bonuses above base pay if pre-determined business performance measures are met and/or exceeded.

Administration

Beginning with Verigy’s separation from Agilent Technologies, Inc., the Compensation Committee of the Board administered the program as it related to executives, and approved attainment levels for all participants.

Participation and Eligibility

All executives and certain other key contributors participated in the program during fiscal 2006.  To be eligible for payment, participants had to be employed at the last day of the bonus period.

Plan Operation

The program was administered in six-month performance periods that coincided with each half of Verigy’s fiscal year. Each participant’s target bonus was an amount, equal to a fixed percentage of the participant’s base salary.  The stated percentage included, in each case, a target of 15% of the participant’s base salary that is tied to the same objective as applies to all employees under Verigy’s company-wide bonus program.  Target bonuses were paid if 100% of all applicable performance measures were met in the performance period.

Performance measures for both periods in fiscal 2006 were achievement of target pro forma operating profit.  Pro forma operating margin is calculated for purposes of the program by excluding from GAAP results (i) FAS123R compensation expenses recorded with respect to equity-based compensation; and (ii) restructuring and separation expenses incurred in connection with Verigy’s separation from Agilent Technologies, Inc.  For certain individuals, the program provided weighting for the financial results associated with the product family with which they are primarily associated while other participants targets were based entirely on overall company-wide results.

For each 6-month performance period, a plan participant was eligible to earn a bonus of up to 2 times his or her target bonus.

As Verigy had not yet separated from Agilent Technologies, Inc. until part way into the second half of fiscal 2006, achievement of performance measures for the first half of fiscal 2006 was determined by Agilent management.  Achievement of performance measures, and the specific compensation amounts payable to executives, for the second half of fiscal 2006 were determined by Verigy’s Compensation Committee.